Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

November 9, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated November 9, 2011, of Top Gear Inc. (the “Registrant”) and are in agreement with the statements contained in the section “Dismissal of Previous Independent Registered Public Accounting Firm” therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland